EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, July 7, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Amendment of Stock Purchase

West Point, Va., July 7, 2005—C&F Financial Corporation (NASDAQ: CFFI), the bank holding company for C&F Bank, today announced that it is amending its tender offer to increase the number of shares of its common stock the company is willing to repurchase from 180,000 to up to 450,000 shares. On Thursday June 30, 2005, the company announced that it is extending the expiration date of its tender offer from 11:59 p.m. Eastern Standard Time, on Thursday, June 30, 2005 to 11:59 p.m. Eastern Standard Time, on Friday, July 22, 2005.

As of Friday, July 1, 2005, the company had received tenders from holders of approximately 414,000 shares of its common stock. “We wanted to accommodate as many of the tendering shareholders as we could, so the company’s Board of Directors authorized an increase in the number of shares of common stock we are seeking to purchase by 2 1/2 times, from 180,000 shares to up to 450,000 shares, at the same purchase price of $41.00 per share,” said CEO and President Larry Dillon. “We must change how we intend to pay for the tendered shares, due to the increase in shares we intend to purchase. We have enough cash and capital available to pay for the original offer of 180,000 shares and a portion of the additional shares. We will have to borrow some of the money in order to acquire the amended total of 450,000 shares and also to maintain the “well capitalized” status of our bank, C&F Bank. The increase in the tender offer will cost an additional $11,070,000, bringing our total cost to $18,450,000, rather than $7,380,000 for the original repurchase amount. We expect to fund this increase with a $10,000,000 issuance of trust preferred

C&F FINANCIAL CORPORATION

Thursday, July 7, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

securities. Trust preferred securities are hybrid securities that are treated as Tier 1 Capital for regulatory purposes and debt for income tax purposes. Trust preferred securities may be issued in either fixed or floating rate form, and the interest payments are deductible for income tax purposes, thus making the after-tax cost typically less than traditional forms of Tier 1 Capital. ”

The expiration of the offer is now July 22, 2005, eleven business days after the anticipated mailing date of the amendment on Friday July 8, 2005. Extending the expiration date of the offer also extends the period during which shareholders may withdraw tendered shares, if so desired. Any shareholder who has tendered shares pursuant to this offer may withdraw that tender at any time prior to the expiration date, 11:59 p.m. on July 22, 2005.

Any shareholder whose shares are properly tendered directly to American Stock Transfer & Trust Company, the depositary for the offer, and purchased pursuant to the offer, will receive the net purchase price in cash, without interest, and will not incur the usual transaction costs associated with open market sales. If more than 450,000 shares are tendered, the shares will be purchased on a pro rata basis from each shareholder who properly tendered his or her shares, except that all shares validly tendered by any shareholder who owns an aggregate of less than 100 shares, or who would own an aggregate of less than 100 shares after the proration, and tenders all such shares, will be purchased in their entirety prior to proration.

Neither C&F nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering any or all of such shareholder’s shares in the offer and has not authorized any person to make any such recommendation.

C&F FINANCIAL CORPORATION

Thursday, July 7, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of C&F common stock. The offer is made by the tender offer materials, including the Offer to Purchase, dated June 1, 2005, and the related Letter of Transmittal.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 17 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

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